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Exhibit 11.1 - Statement Regarding Computation of Per share Earnings

(Unaudited)
(in thousands except per share data)

                                                                                             Three Months Ended   Three Months Ended
                                                                                              December 31, 1999    December 31, 1998
                                                                                              -----------------    -----------------
Basic
  Average Common Shares outstanding ....................................................                4,516                 4,496
Net loss available to Common shareholders ..............................................                 (372)                   (6)

Per share amount .......................................................................              $  (.08)              $  (.00)
Diluted
     Average Common Shares outstanding .................................................                4,516                 4,496
     Net effect of dilutive stock options based on the
     Treasury stock method using the average market price ..............................                  159                   134

Total ..................................................................................                4,675                 4,630
Net loss available to Common shareholders ..............................................              $  (372)              $    (6)

Per share amount .......................................................................              $  (.08)              $  (.00)
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